Wilshire Bancorp, Inc. CONTACT: Joanne Kim, President & CEO, 213-639-1843 Elaine Jeon, SVP & Interim CFO, 213-427-6580 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Promotes Joanne Kim to Chief Executive Officer

LOS ANGELES, CA - March 26, 2008 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Joanne Kim has been named as permanent President and Chief Executive Officer of Wilshire Bancorp, effective April 1, 2008. The company also announced today that Ms. Kim has been appointed as a Class III director of Wilshire Bancorp and Wilshire State Bank. Ms. Kim has been serving as the interim President and CEO since former CEO Soo Bong Min’s retirement on December 31, 2007.

“Joanne Kim is an excellent banker and a natural choice to be the next CEO. She has served Wilshire for almost 10 years in our lending, marketing and strategic planning areas,” stated Steven Koh, Chairman of the Board for Wilshire. “We conducted a thorough national search as part of our overall succession plan, and I believe the Board has chosen the right person to lead Wilshire State Bank into the future. Joanne Kim has worked in this market for over 30 years as a banker and is very familiar with the community and customers we serve. Furthermore, having worked closely with employees at all levels, she has gained their respect and support. I have great confidence in her leadership skills and her commitment to this organization.”

“I am truly honored and excited to be named CEO of Wilshire Bancorp and to lead the wonderful Team Wilshire,” said Kim. “The past 2 ½ months as an interim CEO have given me the unique opportunity to work closely with the entire staff and build solid team spirit. I believe our team is ready and willing to move forward in creating a new era for Wilshire in 2008 and beyond. Going forward, I will continue strengthening our infrastructure in all areas of the organization, with particular focus on quality growth.”

Ms. Kim has been Interim President and CEO of Wilshire Bancorp since December 31, 2007, and was named Executive Vice President of Wilshire Bancorp in March 2005. She previously served as Senior Vice President and Chief Lending Officer of Wilshire State Bank since October 1999, and was appointed Senior Vice President with Wilshire Bancorp in connection with the holding company reorganization in August 2004. Prior to joining Wilshire, Ms. Kim served as Senior Vice President and Branch Manager of Hanmi Bank from 1995 until 1999.

In connection with her appointment as permanent President and CEO, the bank and Ms. Kim have entered into a three-year employment agreement. In return for her services, the bank will pay Ms. Kim an annual base salary of $260,000, $270,000 and $280,000 in the first, second and third years, respectively, of her employment agreement. In addition, Ms. Kim’s employment agreement provides that she will be paid an annual bonus in an amount equal to four percent of any excess in the bank’s pre-tax earnings during the current year over the amount of the bank’s pre-tax earnings for the prior year. Finally, subject to the final approval of the company’s 2008 Stock Incentive Plan, Ms. Kim’s employment agreement provides that she will be awarded options to purchase 50,000 shares of the common stock of Wilshire Bancorp. A copy of the Bank’s employment agreement with Ms. Kim will be included with the related current report on Form 8-K to be filed with the Securities and Exchange Commission over the next several days, in accordance with the rules of the Commission.

Headquartered in Los Angeles, Wilshire State Bank operates 20 branch offices in California, Texas, New Jersey and New York, and five loan production offices in Houston, Atlanta, Denver, Annandale, VA, and Palisades Park, NJ and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Prime Newswire at 3:30 a.m. PDT on March 26, 2008.